Exhibit 99.6

CONSENT OF NOMINEE FOR DIRECTOR

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as a person who will become a director of Penn Virginia Resource GP, LLC, a Delaware limited liability company and the general partner of Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-4 to be filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Directors and Executive Officers of the Partnership GP Following the Merger” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date:	October 21, 2010	/s/ John C. van Roden, Jr.
John C. van Roden, Jr.